HC Capital Trust Intermediate Term Municipal Bond Portfolio

Amendment No. 2 to the Portfolio Management Agreement

Amendment, made as of September 1, 2021, to the Portfolio Management Agreement dated December 5, 2008 (the “Agreement”), as amended, with respect to The Intermediate Term Municipal Bond Portfolio of HC Capital Trust (formerly known as “The Hirtle Callaghan Trust”). All capitalized terms used in this Amendment and not defined herein shall have the same meaning ascribed to them in the Agreement. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

WHEREAS, Standish Mellon Asset Management Company, LLC was consolidated into BNY Mellon Asset Management North America Corporation on January 31, 2018 and all references to “Standish Mellon Asset Management Company, LLC” in the Agreement were replaced by “BNY Mellon Asset Management North America Corporation” in accordance with the HC Capital Trust Adoption Agreement dated January 31, 2018; and

WHEREAS, BNY Mellon Asset Management North America Corporation changed its name to Mellon Investments Corporation on January 2, 2019; and

WHEREAS, Mellon Investments Corporation will transfer the portfolio management team responsible for day-to-day investment decisions for that portion of the HC Capital Trust Intermediate Term Municipal Bond Portfolio allocated to it to Insight North America LLC, a wholly owned subsidiary of The Bank of New York Mellon Corporation under common control with Mellon investments Corporation, on or around September 1, 2021 (the “Transfer”); and

WHEREAS, the Transfer will not result in a change in the actual control or management of the portfolio management team and therefore does not constitute an “assignment” under The Investment Company Act of 1940;

NOW, THEREFORE, the parties hereby agree as follows:

Effective from the date of the Transfer, all references to BNY Mellon Asset Management North America Corporation shall be replaced with Insight North America LLC.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective duly authorized representatives as of the date first above written.

HC CAPITAL TRUST

/s/ Mark Hausmann
By: Mark Hausmann
Title: Assistant Treasurer

INSIGHT NORTH AMERICA LLC

/s/ Jack Boyce
By: Jack Boyce
Title: Head of Distribution, NA

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